Exhibit 99.1

Supernova Partners Acquisition Company II, Ltd. Announces Pricing

of Upsized $300 Million Initial Public Offering

March 1, 2021

Washington, D.C. – (PRNewswire) – Supernova Partners Acquisition Company II, Ltd. (“Supernova II”) announced today the pricing of its initial public offering of 30,000,000 units at a price of $10.00 per unit.

Supernova II is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Supernova II will look to partner with a technology company focused on enterprise solutions.

Supernova II is led by the team that founded its predecessor, Supernova Partners Acquisition Company, Inc., consisting of Spencer Rascoff, a serial entrepreneur who co-founded Hotwire and Zillow and who led Zillow as CEO for nearly a decade; Alexander Klabin, an investor and entrepreneur who co-founded Senator Investment Group; Robert Reid, an investor who worked for 21 years at Blackstone in its Private Equity Group; and Michael Clifton, an investor who was most recently a senior investment professional at The Carlyle Group.

The units will be listed on the New York Stock Exchange (the “NYSE”) and will trade under the ticker symbol “SNII.U” beginning on March 2, 2021. Each unit consists of one Class A ordinary share of Supernova II and one-fourth of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “SNII” and “SNII WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

J.P. Morgan Securities LLC and Jefferies LLC are acting as book runners for the offering. Supernova II has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from:

J.P. Morgan Securities LLC

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: 866-803-9204

Email: prospectuseq_fi@jpmchase.com

or

Jefferies LLC

Attention: Equity Syndicate Prospectus Department

520 Madison Avenue, 2nd Floor

New York, NY 10022

Telephone: 1-877-821-7388

Email: Prospectus_Department@Jefferies.com

Registration statements relating to these securities have been filed with the Securities and Exchange Commission (“SEC”) and became effective on March 1, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to Supernova II’s initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Supernova II, including those set forth in the Risk Factors section of Supernova II’s preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Supernova II undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Katie Curnette

Email: Katie@supernovaspac.com

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